DRAFT SECURITIES PURCHASE AGREEMENT

SERIES D – PREFERRED STOCK

ALENTUS CORPORATION

August 4, 2011

This Draft Securities Purchase Agreement (the "Draft Agreement") outlines the terms and conditions set forth by GREENHILLS VENTURES, LLC ("Firm") on behalf of certain private clients of GHV WEALTH MANAGEMENT HOLDING ("GHVWMH") for the proposed investment in Alentus Corporation, a publicly company trading under the symbol ALNS.PK ("Company"), incorporated in the State of Nevada though a Special Investment Vehicle ("SIV") to be formed by the Firm specifically for the purpose of this proposed investment. This Draft Agreement is an expression of interest only and except as expressly set forth below, this Draft Agreement shall not to be construed as and shall not be a binding agreement until a final definitive agreement is fully executed by all parties. This Draft Agreement constitutes a statement of the parties' present mutual intentions with respect to the proposed investment and does not contain all material matters upon which the parties must otherwise agree in a final definitive agreement. This Draft Agreement shall be qualified in its entirety by the actual terms of the final definitive agreements to be executed in full by all parties. In the event of any conflict or inconsistency between this Draft Agreement and the final definitive agreement and related closing documents, the terms of the final definitive agreement fully executed by all parties shall govern.

Except as set forth in the following paragraph and Section 15 below, as to which each party hereto intends to be legally bound, no legally binding agreements or obligations of any party are created by this Draft Agreement. A binding commitment with respect to the investment will result only from the execution and delivery of final Investment Documents ("Investment Documents").

DURING THE NO SHOP PERIOD (DEFINED BELOW) OR SUCH LONGER PERIOD AS MAY BE REQUIRED PURSUANT TO THE NO-SHOP AND NON-DISCLOSURE AGREEMENT BETWEEN THE COMPANY AND THE FIRM (THE "CONFIDENTIALITY PERIOD"), WHICH TERMS SHALL SUPERCEDE ANY CONFLICTING PROVISIONS HEREOF, THE TERMS OF THIS DRAFT AGREEMENT SHALL BE DEEMED BY ALL PARTIES TO BE CONFIDENTIAL INFORMATION AND SHALL NOT BE DISCLOSED BY THE COMPANY OR THE FIRM TO ANY THIRD PARTY EXCEPT TO THE COMPANY'S EXISTING SHAREHOLDERS, NOTEHOLDERS, EACH PARTIES' ATTORNEYS, ACCOUNTANTS OR FINANCIAL CONSULTANTS FOR THE SOLE PURPOSE OF EVALUATING AND NEGOTIATING A FINAL DEFINITIVE AGREEMENT. IF ANY PARTY BELIEVES THAT IT IS REQUIRED BY LAW TO DISCLOSE INFORMATION REGARDING THIS DRAFT AGREEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER GOVERNMENT AGENCY DURING THE CONFIDENTIALITY PERIOD, THE DISCLOSING PARTY SHALL PROVIDE PRIOR WRITTEN NOTICE TO THE OTHER PARTIES WITHIN A REASONABLE TIME BEFORE MAKING ANY SUCH DISCLOSURE AND SHALL CONSULT WITH THE OTHER PARTIES REGARDING SUCH DISCLOSURE AND SEEK CONFIDENTIAL TREATMENT FOR SUCH PORTIONS OF THE DISCLOSURE AS MAY BE REQUESTED BY THE OTHER PARTIES.

1. Issuer: ALENTUS CORPORATION (the "Company")

2. Investor: GHVWMH (the "Investor").

3. Investment Amount: Up to an aggregate amount of $4,000,000 (the "Maximum Aggregate Investment"), payable in four tranches in the respective amounts set forth below, as may be adjusted pursuant to Section 9 hereof (collectively, the "Investment"):

First Tranche: Up $800,000 ("Maximum First Tranche Amount")
Second Tranche: Up to $900,000 ("Maximum Second Tranche Amount")
Third Tranche: Up to $1,000,000 ("Maximum Third Tranche Amount")
Fourth Tranche: Up to $1,300,000 ("Maximum Fourth Tranche Amount")

4. Type of Security: Series D Preferred Stock (the "Preferred Stock").

5. Warrant Coverage: Upon the closing of each Tranche, the Company shall issue to the Investor that number of warrants ("Warrants") to purchase Common Stock equal to five percent (5%) of the number of shares of Common Stock which the Preferred Stock issued in such Tranche is then convertible with an exercise price equal to the applicable Tranche's Original Price Per Share (subject to the same price and anti-dilution protection as the Preferred Stock), exercisable for a period of five (5) years following issuance of the Warrants commencing 60 days after the applicable Tranche's Closing.

6. Refused Investment: If the Investor has not defaulted with respect to any funding obligation hereunder and the Company refuses to accept any portion of the Investment Amount either partially or in its entirety as tendered by the Investor in accordance with the terms of a definitive Stock Purchase Agreement and the ancillary documents in connection therewith (collectively, the "Investment Documents"), the Company shall pay the Firm a fee. The fee is equal to twenty percent (20%) of the amount of financing refused by the Company in such Tranche. Such fee shall be paid in either cash and shares, or a combination of both at the discretion of the Firm and such compensation shall be valued based on the volume weighted average price ("VWAP") for the twenty (20) trading days prior to the refusal of the investment and shall only be applied for the Tranche refused, within thirty (30) days from the date the Company refuses or declines to accept the applicable Tranche investment from the Investor. The Firm, in its sole discretion, may convert the amount of such fee into Warrants; same quantity and exercise price equal to the same 20 day VWAP as if it were paid in shares.

In the event the Company refuses to accept any portion of the Investment Amount as provided above, the Company shall pay the related fee to the Firm pursuant to the terms outlined in the section above provided, the effective fee as calculated as part of the VWAP does not result in the price per share less than four (4) cents. In this case, the Firm shall be entitled to receive the effective fee at four (4) cents or more for each case or such given case.

7. Purchase Price Per Share; Closing Date:

First Tranche: Purchase Price Per Share shall be the VWAP during the period of twenty (20) consecutive trading days, discounted by ten percent (10%) ("Original First Tranche Price Per Share"), ending on the day prior to the day of funding of the First Tranche (the "First Tranche Closing Date").

Second Tranche: Purchase Price Per share shall be the VWAP during the period of twenty (20) consecutive trading days, discounted by twenty percent (20%) ("Original Second Tranche Price Per Share"), ending on the day prior to the day of funding of the Second Tranche (the "Second Tranche Closing Date.

Third Tranche: Purchase Price Per Share shall be the VWAP during the period of twenty (20) consecutive trading days, discounted by twenty percent (20%) ("Original Third Tranche Conversion Price Per Share"), ending on the day prior to the day of funding of the Third Tranche (the "Third Tranche Closing Date.

Fourth Tranche: Purchase Price Per Share shall be the VWAP during the period of twenty (20) consecutive trading days, discounted by twenty percent (20%) ("Original Third Tranche Conversion Price Per Share"), ending on the day prior to the day of funding of the Fourth Tranche (the "Fourth Tranche Closing Date").

The VWAPs are calculated using all trades during the relevant consecutive trading day period, not end of day trading day price.

The anticipated closing date for the First Tranche is expected to be within thirty (30) calendar days from the signing of this Draft Agreement assuming all conditions related to Precedent Closing are satisfactorily accomplished and mutual agreements related to Investment Documents are acceptable by the Company and Firm.

8. Use of Proceeds:

(i) The Investment may only be used for the acquisition of related businesses, customer bases and certain operating expenses; specifically, (i). hiring key sales and marketing staff; (ii). business development and merger & acquisitions consultant; (iii). development of a Cloud Storage & Data Recovery product offering; (iv). public relations and investor relations; (v). Web site redesign; (vi). outsourced technology solutions; (vii). outsourced customer service; (viii). intellectual property, copyright, trademark; (ix). strategic partnerships; (x). development of mobile applications Exchange and Dedicated product and service offering; (xi). Securities Exchange Commission outside legal representation; (xii). outside independent accounting firm (PCAOB compliant); (xiii). capital lease or purchase of server equipment; (xiv). senior management year-end performance bonus; (xv). general operating expenses; and (xvi) advertising for new customer acquisition.

(ii) Unless approved by the Firm or the Investor in its sole and absolute discretion, the Investment may not be used for, without limitation, (i) the repayment of existing indebtedness of the Company or any of its affiliates, including, but not limited to, convertible notes that become immediately due in accordance with their terms upon the closing of a Tranche, (ii) strategic alliances or joint ventures or (iii) management bonus compensation or any other accrued salary. In the event that the Company uses all or any portion of the Investment that is funded in connection with the First Tranche and subsequent tranches in contravention of this Section 9(i), the following shall occur:

(a) the Company shall issue such number of shares to the Investor, on a pro rata basis, that have an aggregate value (calculated based on the Original First Tranche Price Per Share) equal to the amount of the proceeds used in violation of this Section 9(ii), and register such shares, if not already registered, within ninety (90) days after the issuance of such shares.

9. Milestones:

Performance Milestones

In addition to the conditions precedent set forth in Section 10 hereof, prior to funding a Tranche, the Company must achieve the milestones ("Performance Milestone") set forth below for the respective Tranche.

First Tranche

Amount Funded	Milestone
Maximum First Tranche Amount equal to $ 800,000	If the unaudited financial statements for the fiscal year ending July 31, 2011, verified through a compilation prepared by a third party PCAOB accounting firm, reflects all of the following minimum criteria: Total Revenues: > $**[TBD]**; Gross Profit: >$**[TBD]**; Operating Expenses: <$**[TBD]**; EBITDA > $**[TBD]** Cash and Equivalent > $**[TBD]**
$ 280,000 or 35% of Maximum First Tranche Amount	If Total Revenues milestone of greater than $**[TBD]** is achieved

$ 80,000 or 10% of Maximum First Tranche Amount	If the Gross Profit milestone of greater than $**[TBD]** is achieved
$ 80,000 or 10% of Maximum First Tranche Amount	If the Operating Expenses milestone of less than $**[TBD]** is achieved
$ 280,000 or 35% of Maximum First Tranche Amount	If the EBITDA milestone of greater than $**[TBD]** is achieved
$ 80,000 or 10% of Maximum First Tranche Amount	If the Cash and Equivalent milestone of greater than $**[TBD]** is achieved

Second Tranche

Amount Funded	Milestone
Maximum Second Tranche Amount equal to $ 900,000	If the audited financial statement by a third party PCAOB accounting firm for the fiscal year ended December 31, 2011 reflects all of the following minimum criteria: Total Revenues: >$**[TBD]**; Gross Profit: >$**[TBD]**; Operating Expenses: <$**[TBD]**; EBITDA of >**$[TBD]** Cash and Equivalent of >**$[TBD]**
$ 315,000 or 35% of Maximum Second Tranche Amount	If Total Revenues milestone of greater than $**[TBD]** is achieved
$ 90,000 or 10% of Maximum Second Tranche Amount	If the Gross Profit milestone of greater than $**[TBD]** is achieved
$ 90,000 or 10% of Maximum Second Tranche Amount	If the Operating Expenses milestone of less than $**[TBD]** is achieved
$ 315,000 or 35% of Maximum Second Tranche Amount	If the EBITDA milestone of greater than $**[TBD]** is achieved
$ 90,000 or 10% of Maximum Second Tranche Amount	If the Cash and Equivalent milestone of greater than $**[TBD]** is achieved

Third Tranche

Amount Funded	Milestone
Maximum Third Tranche Amount equal to $ 1,000,000	If the audited financial statement by a third party PCAOB accounting firm for the fiscal year ended March 31, 2012 reflects all of the following: Total Revenues: >$**[TBD]**; Gross Profit: >$**[TBD]**; Operating Expenses: <$**[TBD]**; EBITDA of >**$[TBD]** Cash and Equivalent of >**$[TBD]**

$ 350,000 or 35% of Maximum Third Tranche Amount	If Total Revenues milestone of greater than $[TBD] is achieved
$ 100,000 or 10% of Maximum Third Tranche Amount	If the Gross Profit milestone of greater than $[TBD] is achieved
$ 100,000 or 10% of Maximum Third Tranche Amount	If the Operating Expenses milestone of less than $[TBD] is achieved
$ 350,000 or 35% of Maximum Third Tranche Amount	If the EBITDA milestone of greater than $[TBD] is achieved
$ 100,000 or 10% of Maximum Third Tranche Amount	If the Cash and Equivalent milestone of greater than $[TBD] is achieved

Fourth Tranche

Amount Funded	Milestone
Maximum Fourth Tranche Amount equal to $ 1,300,000	If the audited financial statement by a third party PCAOB accounting firm for the fiscal year ended June 30, 2012 reflects all of the following: Total Revenues: >$[TBD]; Gross Profit: >$[TBD]; Operating Expenses: <$[TBD]; EBITDA of >$[TBD] Cash and Equivalent of >$[TBD]
$ 455,000 or 35% of Maximum Fourth Tranche Amount	If Total Revenues milestone of greater than $[TBD] is achieved
$130,000 or 10% of Maximum Fourth Tranche Amount	If the Gross Profit milestone of greater than $[TBD] is achieved
$130,000 or 10% of Maximum Fourth Tranche Amount	If the Operating Expenses milestone of less than $[TBD] is achieved
$455,000 or 35% of Maximum Fourth Tranche Amount	If the EBITDA milestone of greater than $[TBD] is achieved
$ 130,000 or 10% of Maximum Fourth Tranche Amount	If the Cash and Equivalent milestone of greater than $[TBD] is achieved

Revenue Milestones

A. Revenue Shortfall Adjustment: The Original First Tranche Purchase Price Per Share, Original Second Tranche Purchase Price Per Share, Original Third Tranche Purchase Price Per Share, and Original Fourth Tranche Purchase Price Per Share shall be used to calculate an adjusted Price Per Share ("Adjusted Purchase Price Per Share") immediately upon the occurrence of the following: (i) the Company fails to achieve the annual gross revenues (the "Revenue Milestones") listed below for the fiscal years ending Dec 31, 2012 and 2013, in which case the Purchase Price Per Share shall be calculated by (i) determining the percentage (the "Percent Differential") for the difference between the actual revenues for the applicable fiscal year and the corresponding Revenue Milestone and (ii) multiplying the difference between 100% and the Percent Differential by the

Original Price Per Share for the associated Tranche. This adjustment process applies only to Preferred Stock not previously converted.

Fiscal Year Ended	Revenue Milestone
2012	TBD
2013	TBD

Below is an example of the adjustment calculation.

Example:

2012 Revenue Milestone	$6,760,000
Actual 2012 Revenues	$6,084,000
Percent differential shortfall	10%
Adjusted Purchase Price Per Share	Original Purchase Price Per Share times 90%
Additional shares of Preferred Stock	+10%

In the case of previously purchased Preferred Stock the Original Purchase Price Per Share is not changed but the newly issued compensation shares have the Adjusted Purchase Price Per Share as the basis.

(B) At the option of the Investor and upon such recalculation, the Investor shall be entitled to elect receiving partial or the entire Revenue Shortfall Adjustment in the form of newly granted warrants ("Catch-up Warrants") to purchase shares of common stock in the Company. The amount of shares covered by the Catch-up Warrants is equal to the Additional shares of Preferred Stock calculated in (A) not taken in the form of Preferred Stock and such warrants have an exercise price equal to the Adjusted Purchase Price Per Share. The Catch-up Warrants shall have a "cashless exercise" feature and will be exercisable for a period of five (5) years commencing 60 days after the issuance of the warrant. The Catch-up Warrants will be granted the same price and anti-dilution protection and the same registration rights as the Preferred Stock;

Below is an example substitution of Catch-up Warrants for Preferred Stock:

Example:

All Stock:	
Additional Shares of Preferred Stock Compensation Due	100,000
Adjusted Purchase Price Per Share	$0.05
Combination Stock and Warrants:	
Additional Shares of Preferred Stock elected	50,000
Adjusted Purchase Price Per Share	$0.05
Additional Catch-up Warrants elected	50,000
Exercise price per share	$0.05

Within fifteen (15) days of the occurrence described in either (A) or (B) above and the written election by Investor, the Company shall deliver to the Investor the additional number of Preferred Shares or Catch-up Warrants, adjusted pursuant to this Section 9, as required to compensate the Investor for the amount of financing previously provided to the Company at the Original Price Per Share for the applicable Tranche as recalculated at the Adjusted Price Per Share.

10. Conditions Precedent: In addition to the Performance Milestones set forth in Section 9 hereof, the funding of each Tranche is subject to the following conditions:

(i) The satisfaction or waiver of the conditions precedent and milestones for the previous Tranche, as applicable;

(ii) The execution by key management and shareholders beneficially owning more than 10% of the shares of Common Stock on a fully diluted basis of a Lock-Up Agreement, under which they agree not to offer, sell, transfer, contract to sell, hedge or otherwise dispose of any capital stock, grant any option to purchase, hypothecate, pledge, or otherwise dispose of, or transfer title to, any of their shares of Common Stock in the Company during the period commencing on the First Tranche Closing Date and ending six (6) months after the First Tranche Closing Date. Notwithstanding the prior terms of this paragraph, the same key management and shareholders are permitted to (i) sell Common Stock as allowed under standard securities affiliate rules and (ii) pledge as collateral Common Stock for loans or investments by third parties into the Company. The Officers, directors and other key management will not transfer, hedge or otherwise dispose of any capital stock following a public offering for a period specified by the Company and the managing underwriter not to exceed 180 days.

(iii) The purchase of an agreed upon amount of key man insurance for the President and Chief Executive Officer, Chief Technology Officer, Chief Financial Officer and Chief Operating Officer;

(iv) The satisfaction of conditions precedent customary for transactions of a similar nature, such as the filing of a Certificate of Designation with the Nevada Secretary of State;

(v) An opinion of counsel to the Company;

(vi) The execution and delivery of an addendum to the Securities Purchase Agreement for the applicable Tranche primarily stating the Purchase Price Per Share and related conditions and amount invested;

(vii) An agreed upon List of Exceptions to be furnished at the execution and immediate presentation of the draft final Purchase Agreement;

(viii) The Company to have fully satisfied the filing and acceptance by the Securities Exchange Commission of its S-1 registration statement to be fully listed on the OTC.BB exchange.

In addition to the conditions precedent for each Tranche, the funding of the First Tranche is subject to the following:

(i) The completion of due diligence, including, without limitation, receipt of a copy of (i) all of the Company's patent information (including, without limitation, patent prosecution history)

(ii) The satisfaction or waiver of the conditions and milestones, as applicable, for the First Tranche;

(iii) The Firm receiving and approving (A) an updated sales & marketing plan, (B) revised base case financial projections, (C) current accounts receivable ledger and aging reports and (D) a list of accrued expenses;

(iv) The Company providing a list of target acquisitions mutually agreed to between the Firm and the Company;

(v) The retention of an Investor Relations Group ("IR") pre-approved by the Firm.

(vi) In addition, the Firm shall introduce the Company to a financial institution to establish a credit facility for up to $ 500,000 - $1,000,000 ("Credit Facility") specific for use for asset based lending or purchase orders existing either within the Company or as part of the acquisition target. The terms and conditions of such Credit Facility shall be separate from the contemplated Financing of this Draft Agreement and shall require mutual agreement between the issuer of such Credit Facility and the Company.

In addition to the conditions precedent for each Tranche, the funding of the Second Tranche is subject to the following:

(i) An update to the due diligence, if any, for the period between the First Tranche Closing Date up to the Second Tranche Closing Date;

(ii) Effectiveness of a registration statement on Form S-1 filed at the Company' sole expense with the U.S. Securities and Exchange Commission registering the underlying shares of Common Stock to be issued upon conversion of the Preferred Stock;

(iii) The Firm receiving (A) unaudited monthly financial statements for the period subsequent to July 31, 2011, prepared in accordance with GAAP, (B) if applicable, audited financial statements for the fiscal year ended December 31, 2011 and (C) unaudited monthly statements for each month subsequent to July 31, 2011, as applicable, up to the Second Tranche Closing Date. The unaudited financial statements shall be verified through a compilation prepared by a third party PCAOB accounting firm selected by the Firm and prepared in accordance with GAAP, excluding footnotes to the financial statements, year-end adjustments and other annual GAAP reporting requirements;

In addition to the conditions precedent for each Tranche, the funding of the Third Tranche is subject to the following:

(i) An update to the due diligence, if any, for the period between the Second Tranche Closing Date up to the Third Tranche Closing Date;

(ii) Effectiveness of a registration statement on Form S-1 filed at the Company' sole expense with the U.S. Securities and Exchange Commission registering the underlying shares of Common Stock to be issued upon conversion of the Preferred Stock;

(iii) The Firm receiving (A) audited financial statements for quarter period ending March 31, 2012 and (B) unaudited monthly statements for each month subsequent to December 31, 2011 up to the Third Tranche

Closing Date. The unaudited financial statements shall be verified through a compilation prepared by a third party PCAOB accounting firm and prepared in accordance with GAAP, excluding footnotes to the financial statements, year-end adjustments and other annual GAAP reporting requirements;

In addition to the conditions precedent for each Tranche, the funding of the Fourth Tranche is subject to the following:

(i) An update to the due diligence, if any, for the period between the Third Tranche Closing Date up to the Fourth Tranche Closing Date;

(ii) Effectiveness of a registration statement on Form S-1 filed at the Company' sole expense with the U.S. Securities and Exchange Commission registering the underlying shares of Common Stock to be issued upon conversion of the Preferred Stock;

(iii) The Firm receiving (A) audited financial statements for quarter period ending March 31, 2012 and (B) unaudited monthly statements for each month subsequent to March 31, 2012 up to the Fourth Tranche Closing Date. The unaudited financial statements shall be verified through a compilation prepared by a third party PCAOB accounting firm and prepared in accordance with GAAP, excluding footnotes to the financial statements, year-end adjustments and other annual GAAP reporting requirements;

For each of the tranches following the First Tranche, the Firm's PCAOB firm shall endeavor to work in a reasonable time frame to complete its financial reporting on the Company and provide its financial statements and reporting as it relates to conditions precedent provided by the Firm to the Company providing its PCAOB financial statements, related management numbers, and management letter, etc. (as defined and/or required in the final Investment Documents) to the Firm. The Firm and Company agree to use best efforts to close the associated Tranche within ten (10) business days after such conditions precedent are mutually satisfied.

11. Dividends

The Investor shall receive a cumulative and accrued cash dividend equal to ten percent (10%) of the amount of the First Tranche, Second Tranche, Third Tranche and Fourth Tranche aggregated as applicable, that was funded. For any other dividends or distributions, the Preferred Stock shall participate with Common Stock on an as-converted basis.

12. Rights, Preferences, and Privileges, etc:

(i) Liquidation Preference: In the event of any liquidation or winding up of the Company, the proceeds shall be distributed as follows: (a) first to the Company's debt holders, (b) second to the Investor valued at the original issue Price Per Share, pro rata in accordance with the amount of shares of Preferred Stock ("Preferred Shares") held by such Investor to the amount of Preferred Shares outstanding, plus accrued dividends and declared and unpaid dividends; (c) third to the holders of the other classes of the Company's preferred and common stock in the manor described in the Company's Articles of Incorporation. All payment amounts will be subject to adjustments customary for recapitalization events as defined in the Company's Articles of Incorporation. A merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company will be treated as a liquidation event, thereby triggering payment of the liquidation preferences described above.

(ii) Optional Conversion: The Investor shall have the right to convert their Preferred Shares into Common Stock at any time after the First Tranche Closing Date. The total number of shares of Common Stock into which each of the Preferred Shares may be converted shall be calculated by dividing the Price Per Share by the Conversion Price Per Share for the applicable Tranche[s].

(iii) Automatic Conversion: The Preferred Shares shall automatically convert into shares of Common Stock of the Company at the then applicable Conversion Price upon either (i) the closing of a public offering with a price per share of at least one and a half (1.5) times the average Conversion Price Per Share for al l Tranches (as adjusted for any stock split, reverse stock split, stock dividend or recapitalization) or (ii) the consent of the holders of at least a majority of the then outstanding Preferred Shares (iii) a merger or "roll-up" event.

(iv) Anti-dilution Protection: The Conversion Price Per Share will be adjusted proportionally for forward or reverse stock splits, stock dividends, recapitalizations, stock combinations and the like. In the event that the Company issues additional securities at a purchase price less than the Conversion Price Per Share for a specific Tranche, the Conversion Price Per Share for that Tranche will be adjusted as defined in the Company's current Articles of Incorporation article 3 section 5(g).

There will be no adjustment to the Conversion Price for (i) shares issued upon conversion of the Preferred Stock; (ii) shares, options or warrants issued to employees, consultants or directors pursuant to any plan approved by the Company's Board of Directors prior to the execution hereof; (iii) shares issued upon exercise of options, warrants or other convertible securities existing as of the date hereof; (iv) shares issued as a dividend or distribution on Preferred Stock; (v) shares issued or issuable to banks, equipment lessors or other financial institutions pursuant to debt financing or equipment leasing approved by the Board; *provided* that the Firm approves such transaction; or (vi) shares issued or issuable in connection with sponsored research, collaboration, technology license, development, marketing or other similar arrangements or strategic partnerships approved by the Board; *provided* that the Firm approves such transaction.

(v) Voting Rights: Each Preferred Share carries a number of votes equal to the number of shares of Common Stock then issuable upon its conversion into Common Stock. On all matters, except as required by law, the Investor and the holders of Common Stock will vote together, with the Investor voting on an as-converted basis.

(vi) Call Provision: If the Investor have not converted to Common Stock thirty six months after the last Tranche Closing Date, the Company shall have the right to repurchase any portion or all of the Investor's then current outstanding Preferred Stock at the original Price Per Share plus any accrued, deferred and unpaid dividends.

13. Board Representation: The Board of Directors shall include at least five (5) members when listed on the OTCBB. The Firm may, in its sole discretion, nominate one (1) director to the Board (the "Series D Director"), at which time shareholders representing a majority in interest of the shares of Common Stock in the Company will enter into a voting agreement to agree to vote in favor of the election of such director. The Company shall maintain D&O insurance for such Series D Director. The Series A Director shall at all times have the same rights, privileges and authority as given to all Board members pursuant to the By-Laws of the Company, including, without limitation, reimbursement of the reasonable expenses incurred in attending the Board meetings or any other activities (e.g., meetings, trade shows) in accordance with the Company's policies. To the extent required under applicable law or the Company's governing documents, the Company and the Board of Directors shall amend the existing Certificate of Incorporation and By-laws of the Company to allow the Firm the option to nominate a Series D Director.

The Company shall not, without the consent of a majority of the directors and Series D Investor take any of the following actions:

(i) amend the Company's charter or bylaws in a manner adverse to the Investor;

(ii) change the authorized size of the Company's Board of Directors;

(iii) increase or decrease the authorized number of shares of Preferred Stock or any other series of preferred stock;

(iv) amend the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Investor, if such amendment would adversely affect the rights, preferences or privileges of the Preferred Stock;

(v) create any new class or series of stock or any security convertible into stock that has preference over or is parity to the Investor's investment, or increase the authorized number of shares of any other series of investment ranking senior in dividends, liquidation or voting rights to the Investor's investment;

(vi) declare or pay a dividend or distribute any shares of the Company's capital stock prior to the Preferred Stock;

(vii) make any loan or advance to any employee or director or adopt or modify any stock option plans or the award of options thereunder to any of the directors, officers, any other key member of management or employees of the Company;

(viii) issue stock, options or warrants to equipment lessors, banks or similar institutional credit financing sources;

(ix) enter into any loan or business transaction with any affiliate of the Company or of any officer, director or any other member of management;

(x) repay any existing indebtedness of the Company, its affiliates or their respective directors, officers, managers or shareholders, whether entered into before or after the date of this Draft Agreement, including, but not limited to, convertible notes that become immediately due in accordance with their terms upon the closing of a Tranche;

(xi) create or authorize the creation of any debt or secure or guarantee any indebtedness greater than $50,000 to a single lender (equipment leases used in the ordinary course of business are not part of this condition) without prior written approval from the Series D Investor;

(xii) enter into any business fundamentally different from the Company's current business;

(xiii) enter into a merger, consolidation, reorganization or other combination of the Company into or with one or more other corporations in which the shareholders of the Company immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation;

(xiv) effect a change of control or the sale of all or substantially all of the assets or the Company;

(xv) acquire all or substantially all of the assets or equity interests of another entity, other than a newly-formed wholly-owned subsidiary, or issue stock, options or warrants in connection therewith;

(xvi) effect a recapitalization of the Company or a reclassification of the Investor's investment;

(xvii) involve a repurchase or other acquisition of shares of the Company's stock other than pursuant to the redemption provisions set forth herein or the Company's current Articles of Incorporation;

(xviii) liquidate, dissolve or wind-up the Company or enter into a Deemed Liquidation Event; or

(xiv) sell, assign, license, pledge or encumber material technology or intellectual property.

At all times where the Firm does not have a representative as a member of the Board of Directors, the Company shall invite a representative from the Firm to each meeting of its Board of Directors (and all committees thereof) in a non-voting observer capacity. The Firm may designate in writing to the Company from time to time the name, address, telephone number, and facsimile number for such representative. The Company shall provide notice, by telephone and facsimile transmission, to such representative of all meetings of the Board of Directors and Committees at least seven days prior to such meeting. The Company agrees to provide such representative copies of all materials that are provided to directors in advance of such meeting of the Board of Directors. The observer may participate in discussions of matters brought to the Board. Notwithstanding the foregoing, the Company reserves the right to exclude such representative from access to any materials or meeting or portion thereof if the Company believes upon written advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or is required under law. The Firm's observer shall sign a Non-Disclosure Agreement and be given documentation regarding compliance with the insider trading rules and regulations of the Company.

The Board Representation rights of the Firm and Investor are valid provided the Investor is holding at all times at least fifty percent (50%) of the maximum amount of cumulative Tranche funding as defined in this Draft Agreement; e.g. that would be $400,000 after the First Tranche and $2,000,000 after the Fourth Tranche.

14. Information Rights:

The Firm, at its sole cost and expense, shall have the right to: (i) visit with reasonable notice, any of the properties of the Company or any of its subsidiaries; (ii) consult with management of the Company, on reasonable notice and at reasonable times, on significant business issues, including management's proposed annual operating plans and progress in achieving said plans, and discuss the affairs, finances and accounts of the Company or any of its subsidiaries; *provided*, however, that following written notice to the Investor, the Company may withhold disclosures otherwise required by this paragraph if the written opinion of the Company's counsel states that such exclusion is reasonably necessary to preserve the attorney-client privilege or is required under law. The Firm's observers shall sign a Non-Disclosure Agreement and be given documentation regarding compliance with the insider trading rules and regulations of the Company.

The Firm agrees, and any representative of the Firm will agree, to hold in confidence and trust and not use or disclose any confidential information of the Company provided to or learned by it in connection with its rights under this Draft Agreement. The Firm and each observer that receives confidential information shall be required to execute a confidentiality and non-disclosure agreement with the Company.

On a continuous basis, the Company shall on a timely basis provide the Firm with (i) written notice of any Material Adverse Change (as defined below), (ii) annual, quarterly, monthly financial statements, and other information as determined by the Board; (iii) thirty days prior to the end of each fiscal year, a comprehensive operating budget forecasting the Company's revenues, expenses, and cash position on a month-to-month basis for the upcoming fiscal year and (iv) promptly following the end of each quarter, an up-to-date capitalization table. The information rights will terminate upon a public offering, merger or "roll-up" event, or change in control.

For purposes of this Draft Agreement, "Material Adverse Change" shall mean any event or condition which has had or could have a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or business model of the Company, including, without limitation, any changes or effects resulting from or arising as a result of (i) changes in the web hosting and data hosting industry, (ii) changes in regulations affecting (A) internet data centers and data mining legislation to delivering and supporting the business and industry the Company in, (B) data collection and personalized information (C) financial changes in the target acquisitions identified by the Company including but not limited to Material Adverse Change affecting the target acquisition and their business or industry (D) material business developments, management, any legal suits or treatment of legal suit(s), partnerships, strategic alliances, financial projections, capital table (including any new debt or notes), ongoing status as a going concern, etc., (E) overall adverse change in the financial and economic environment directly or indirectly affecting the United States capital equity markets or stock market in general, (F) adverse change in the financial condition effecting the target company which the Company may be considering for acquisition, merge, joint venture, etc.

15. Miscellaneous Covenants:

(i) Securities Purchase Agreement: The purchase of the Preferred Stock shall be made pursuant to a Series D Senior Preferred Securities Purchase Agreement mutually acceptable to the Company, the Firm and the Investor, which agreement shall contain, among other things, appropriate representations and warranties of the Company, covenants of the Company reflecting the provisions set forth herein and appropriate conditions to closing which will include, among other things, qualification of the shares under applicable Blue Sky laws, the filing of Amended and Restated Certificates of Incorporation and a Certificate of Designation of the Preferred Stock. The consummation of the Series D Senior Preferred Securities Purchase Agreement and the ancillary documents is conditioned on, among other things, final review by legal counsel, approval by the Company's board of directors and other shareholders and final approval by the Firm and its investment committee. The Series D Preferred Securities Purchase Agreement shall provide that it may only be amended and any waivers thereunder shall only be made with the approval of the holders of at least two-thirds of the Preferred Stock.

(ii) Proprietary Information and Invention Assignment: Prior to the closing, each current officer, employee and consultant of the Company whose job is to contribute assets either partially or entirely to the business, including, but not limited to, the intellectual property of the Company shall have entered into standard proprietary information and invention assignment agreements in a form satisfactory to Investor, and providing for assignment of intellectual property to the Company, assistance in obtaining U.S. and foreign patents and otherwise perfecting and protecting the Company's intellectual property rights.

(iii) Laws of the State of New York: This Draft Agreement is exclusively made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of New York, irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this Draft Agreement, the parties hereby agree and consent to the jurisdiction and venue of the Supreme Court of the State of New York,

New York County, or the United States District Court for the Southern District of New York, and further agree and consent that personal service or process in any such action or proceeding outside of the State of New York and New York County shall be tantamount to service in person within New York County, New York and shall confer personal jurisdiction and venue upon either of said Courts.

(iv) Attorneys Fees: In the case of litigation between the parties, the prevailing party shall be entitled to recover from the other party payment of reasonable attorneys fees incurred resulting in each and every such action, suit or other proceedings, including all appeals or petitions resulting but not limited to arbitration, litigation, action, counter suit, or other proceedings instituted to remedy, prevent, or obtain relief from a breach of this Draft Agreement or pertaining to a declaration of rights under this Draft Agreement. As used in this Draft Agreement, attorney's fees will be deemed to be the full and actual cost of any legal services actually performed including any administrative charges incurred by the Firm in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated based on fee charged by attorneys performing such services and related charges incurred by the Firm.

(v) Closing Legal Costs: The Company shall pay the Firm $ 25,000 (the "Closing Costs") in two installments (a) $ $ 20,000 within five (5) business days upon execution of this Draft Agreement and second installment of $5,000 no more than ten (10) days after. If the Company fails to deliver the Closing Cost within the dates above, the Firm shall at its sole discretion terminate this Draft Agreement and the Company shall be liable for any legal and related administrative costs incurred by the Firm. The Closing Costs shall be used to partially offset the total expense for legal, accounting and related expenses in connection with the preparation of definitive documents and other related expenses. . In the event the Company delays the intended closing of the Series D as contemplated herein, the Company shall deliver to the Firm, upon receipt of a written invoice itemizing such expenses, up to an additional $10,000 as may be necessary to cover extra reasonable legal expenses actually incurred by the Firm if for any reason the First Tranche Closing Date is delayed by the Company up to $ 55,000 prior to the completion of Investment Documents.

(vi) Milestone Expenses: The Firm shall hire and pay the cost of all accounting and reporting expenses related to calculating the Performance Milestones and Revenue Milestones, including the independent accountants' review or compilation of the financial statements to ensure, among other things, conformance with GAAP guidelines (excluding certain disclosure requirements, including footnotes to the financial statements, year-end adjustments and other annual GAAP reporting requirements).

(vii) No Shop: By signing this Draft Purchase Agreement the Company hereby enters into a no shop period until the First Tranche Closing Date (the "No Shop Period"). The Company shall keep this Draft Purchase Agreement confidential during the No Shop Period and not use this Draft Agreement to solicit any form of financing from third parties other than a $150,000 carve-out ("Carve-out") allowance acceptable in writing by the Firm during the No Shop or until the expiration of the No Shop Period. The Company and management agree that they will not, during the No Shop Period, take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than the Investor relating to the sale or issuance, of any of the capital stock of the Company or the acquisition, sale, lease, license or other disposition of the Company or any material part of the stock or assets of the Company and shall notify in advance the Firm in writing of any inquiries by any third parties in regards to the foregoing. Discussions with LiveDeal and pre-existing potential acquisition targets which have been previously identified and provided to the Firm in writing are specifically exempt from this restriction.

(viii) Prohibited Stock Trading Activity. The Firm, Investor and Company each agree to not directly or indirectly cause buying or selling of the Company's shares in the public market in order to influence the VWAP price prior to the Fourth Tranche Closing Date. This provision specifically does not apply to the expected, general positive promotion of the Company to investors by the Company or its executives.

(ix) Good Faith NegotiationsGood Faith Efforts. Each party agrees to proceed in good faith and on a best efforts basis to negotiate and finalize the Investment Documents incorporating the terms and conditions outlined above and such additional terms as may be negotiated and customary for transactions of the type.

(x) Execution Period: The proposed terms and conditions set forth in this Draft Purchase Agreement may no longer be applicable beyond a certain time required by the Firm to perform its customary capital draw down for the Maximum Aggregate Investment amount contemplated herein therefore, this Draft Agreement including any of its terms and conditions herein shall automatically expire at 5:00 PM (EST) on Thursday, August 4, 2011 without further notice.

[Signature page follows]

If the above is acceptable to the Company, kindly sign and return to us via facsimile a signed copy of this Draft Agreement to the attention of Joel Hartman, General Counsel, at (917) 368-8005.

ALENTUS CORPORATION

William King
Chairman and Chief Executive Officer

Date: 8/4/11

ACKNOWLEDGED AND AGREED BY:

GREENHILLS VENTURES, LLC

Emanuel Martinez
General Managing Partner

Date: 08/04/2011